Exhibit 10.9.4

APPLETON PAPERS RETIREMENT SAVINGS AND

EMPLOYEE STOCK OWNERSHIP PLAN

AMENDMENT

The Appleton Papers Retirement Savings and Employee Stock Ownership Plan is amended as follows.

Effective January 1, 2006, or as soon thereafter as the Committee shall determine to be administratively feasible, Subsection 3.2(a) is amended by replacing subsection (2) with the following two subsections and subsequently renumbering subsections (3), (4), and (5):

(2)	Bargaining Unit Employees (Appleton):

(A) 100% of the Participant’s Savings Percentage invested under the ESOP Component of the Plan; and

(B) 50% of the Participant’s Savings Percentage invested under the Non-ESOP Component of the Plan.

provided, however, that a Matching Contribution shall only be made on that portion of the Savings Percentage not in excess of 6% of Covered Compensation. Such matching contribution shall be invested in either the ESOP Component or the Non-ESOP Component of the Plan in the same manner as the Participant’s Savings Percentage to which the Matching Contribution relates.

(3)	Bargaining Unit Employees (West Carrollton and Roaring Spring): A contribution to the Participant’s ESOP Matching Contribution Account equal to 100% of the portion of the Participant’s Savings Percentage invested under the ESOP Component of the Plan not in excess of 6% of Covered Compensation.

2. Effective December 1, 2005, Subsection 3.4(c) is amended by adding the following subsection (5).

(5)	Special Profit Sharing Contributions. Notwithstanding paragraphs (3) and (4) above, a special Profit Sharing Contribution of $1,000 shall be allocated to the Non-ESOP Profit Sharing Account of each Bargaining Unit Employee (Appleton)

when his work area completes the work system redesign conducted during 2005 and 2006 or, if his work area does not participate in a redesign, when all redesigns are complete.

DATED this 15th day of December, 2005.

APPLETON PAPERS INC.

By:	/s/ Paul J. Karch
Title:	Secretary

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